Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST DECLARES

DIVIDENDS ON PREFERRED STOCK

Virginia Beach, Virginia, April 20, 2023 – Cedar Realty Trust, Inc. (the “Company”) announced today that its Board of Directors (the “Board”) declared the payment of a cash dividend of $0.453125 per share on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock, payable on May 22, 2023 to shareholders of record as of the close of business on May 10, 2023.

The Company also announced that the Board declared the payment of a cash dividend of $0.40625 per share on the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, payable on May 22, 2023 to shareholders of record as of the close of business on May 10, 2023.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 19 properties, with approximately 2.8 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.

(757) 627-9088